EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES COMPLETION OF NEW SYNDICATED REVOLVING BANK CREDIT FACILITY

Alpharetta, GA, July 21, 2006. Schweitzer-Mauduit International, Inc. (NYSE: SWM) today announced the successful completion and signing of a new multi-currency revolving bank credit facility in the amount of approximately $195 million that will be effective July 31, 2006.  The new arrangement replaces an existing bank credit facility of approximately $135 million that has been in place since January 2002 and which expires in January 2007.  The new facility consists of two tranches, a $95 million tranche and an €80 million tranche. Both tranches have a five-year maturity, with two one-year extension options exercisable on the first and second anniversary, subject to the banks’ consent.

Natexis Banques Populaires, Société Générale Corporate & Investment Banking and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., acted as Mandated Lead Arrangers. Société Générale Corporate & Investment Banking was the sole Bookrunner for the transaction. The other participating banks include JP Morgan Chase, Crédit Lyonnais, BNP Paribas and the Bank of China.  The new credit facility enjoyed strong bank support and demonstrates Schweitzer-Mauduit’s strong relationship with its bank group. The facility was oversubscribed but the Company opted not to increase the facility amount.  The facility will be used to refinance the existing bank credit facility and for general corporate purposes.

Paul C. Roberts, SWM’s Chief Financial Officer and Treasurer, said, “We are very pleased with the support and confidence shown by the banking community for Schweitzer-Mauduit and we look forward to building upon our relationships with the banks that have committed to the new credit facility. The increased amount of the facility and its favorable terms will provide us greater flexibility to pursue possible restructuring activities in France and the United States and various strategic opportunities.”

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,600 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada. For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.